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Exhibit 10.16.1

AMENDMENT NO. 1 TO
PARTICIPATION AGREEMENT

    THIS AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT ("First Amendment"), dated as of November 1, 2000, is entered into by and among TRIQUINT SEMICONDUCTOR, INC., a Delaware corporation, as Lessee (together with its permitted successors and assigns, the "Lessee"), WOLVERINE LEASING CORP., a Texas corporation (together with its permitted successors and assigns, "Wolverine"), MATISSE HOLDING COMPANY, a Texas corporation (together with its permitted successors and assigns, "Matisse") and U.S. BANK NATIONAL ASSOCIATION, formerly known as UNITED STATES NATIONAL BANK OF OREGON (together with its successors and assigns, the "Bank").

PRELIMINARY STATEMENTS

    A.  Lessee, Wolverine, Matisse and the Bank are parties to that Participation Agreement, dated as of May 17, 1996 (the "Participation Agreement"). Capitalized terms used but not defined herein have the meanings set forth in the Participation Agreement.

    B.  The Lessee has requested Matisse and Bank to agree to certain changes in the terms governing the facilities provided pursuant to the Participation Agreement. The parties are willing to enter into such changes upon the terms and subject to the conditions set forth herein.

AGREEMENT

    NOW, THEREFORE, in consideration of the mutual agreements contained in this First Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.
DEFINITIONS; INTERPRETATION

    1.1  The following definitions are hereby added to the definitions in Appendix 1 of the Participation Agreement:

      "CD Rate" means, with respect to each Interest Period or Rental Period, an annual rate equal to the interest rate (if any) which accrues on the certificates of deposit which have been pledged to Bank for such Interest Period or Rental Period to satisfy the CD Rate Funding Condition for such Interest Period or Rental Period.

      "CD Rate Advance" means a Loan Advance or Lease Advance which bears interest or rent, respectively, at the CD Rate.

      "CD Rate Conversion/Continuation Request" shall have the meaning set forth in Section 3.4(f)(i) of the Participation Agreement as such section is added in Section 2.1 of the First Amendment.

      "CD Rate Funding Condition" shall mean, with respect to any CD Rate Advance requested in a CD Rate Conversion/Continuation Request, the delivery to Bank of Pledged Collateral in full compliance with the Investment Collateral Security Agreement in the form of certificates of deposit issued by the Bank having an initial principal amount (as of the commencement of the Interest Period and Rent Period to which such CD Rate Conversion/Continuation Request relates) equal to the sum of 100% of the aggregate outstanding principal balance of the Matisse/Bank Loan and the Wolverine/Bank Loan, plus $1.00 and having a term equal to the applicable Interest

  Period and Rental Period. If required by Bank, at the time of issuance thereof, Bank may require at least seven days advance notice or any withdrawal or transfer of funds from any such certificate of deposit or other account pledged to it, and may limit the number of withdrawals or transfers from such certificates of deposit or accounts to no more than six in any calendar month, so that such certificates of deposit or accounts may be structured as non-personal time deposits under 12 C.F.R., Part II, Chapter 204 (commonly known as Regulation "D").

      "First Amendment" means this First Amendment to the Participation Agreement.

    1.2  The following definitions in Appendix 1 of the Participation Agreement are hereby modified as follows:

      (a) Clause (ii) of the definition of "Applicable Margin" is modified to read as follows:

         "(ii) for Loan Advances bearing interest determined with reference to the Alternate Base Rate or the CD Rate, 0.775% per annum."

      (b) The definition of "Basic Rent" is modified in its entirety to read as follows:

      "Basic Rent" means an amount determined as of each Payment Date equal to the aggregate amount accrued on the outstanding Lease Advances from time to time during the period ending on such Payment Date and commencing on the next preceding Payment Date (or, if there is not preceding Payment Date, on the Closing Date) at an annual rate equal to the applicable Eurodollar Rate, Alternate Base Rate or CD Rate as designated for the applicable Loan Advance or continuation or conversion thereof through which such Lease Advances were funded, plus the Applicable Margin applicable to such Lease Advances."

      (c) The definition of "Interest Period" is modified to add, after the clause "Conversion/Continuation Request given with respect thereto" in the fourth line thereof, and before the clause "provided that the foregoing provisions relating to Interest Periods are subject to the following:" in the fifth line thereof, the following:

      "and means with respect to any CD Rate Advance the period commencing on the Pricing Conversion Date for such CD Rate Advance and ending one month thereafter (or such shorter period as may commence on the last day of the previous Interest Period or Rental Period and end on the Maturity Date), as selected by the Lessee in its CD Rate Conversion/Continuation Request".

      (d) The definition of the term "Pricing Conversion Date" is hereby modified in its entirety to read as follows:

      "Pricing Conversion Date" means any date on which the Lessee elects to (a) convert an Alternate Base Rate Advance to a Eurodollar Advance or CD Rate Advance, or to convert a Eurodollar Advance to an Alternate Base Rate Advance or CD Rate Advance or to convert a CD Rate Advance to an Alternate Base Rate Advance or Eurodollar Advance or (b) continue an existing Eurodollar Advance or CD Rate Advance for an additional Interest Period or Rental Period."

      (e) The definition of "Rental Period" is hereby modified to add after the term "Conversion/Continuation Request" in the fifth line thereof and before the clause "provided that the foregoing provisions relating to Interest Periods are subject to the following:" in the fifth line thereof, the following:

      "and means, with respect to any Lease Advance funded, continued or converted through a CD Rate Advance the period commencing on the Pricing Conversion Date for such Lease Advance funded, continued or converted through CD Rate Advance and ending one month thereafter, as selected by the Lessee in its CD Rate Conversion/Continuation Request".

    SECTION 1.3.  Certain Defined Terms.  All references in the Operative Documents to the Participation Agreement shall mean the Participation Agreement as amended by this First Amendment. This First Amendment is hereby included within the definition of "Operative Document."

SECTION 2.
AVAILABILITY OF CD-RATE ADVANCES

    SECTION 2.1.  Procedures for CD Rate Advances.  The following Section 3.4(f) is hereby added to the Participation Agreement:

      "(f) (i) CD Rate Requests. In addition to the procedures set forth in the other subsections of this Section 3.4, if Lessee has satisfied the CD Rate Funding Condition, Lessee shall have the right, in connection with the conversion or continuation of an outstanding Alternate Base Rate Advance, Eurodollar Advance or CD Rate Advance to deliver an irrevocable written notice to the Bank in the form of a request, substantially in the form of Exhibit A attached to the First Amendment (a "CD Rate Conversion/Continuation Request"), as follows:

      (A) Designation of Interest Rate. Lessee shall have the right:

          (I) to convert, on any Business Day, any Alternate Base Rate Advance into a CD Rate Advance; or

          (II) to convert, on the last day of any Interest or Rental Period with respect to a Eurodollar Advance (or, on any other day of any Interest or Rental Period, upon payment of any loss or expense incurred or sustained by the Bank with respect to the early termination of such Eurodollar Advance prior to the last day of the Interest or Rental Period as provided in Section  13.6), such Eurodollar Advance into a CD Rate Advance; or

         (III) to continue, on the last day of any Interest or Rental Period with respect to a CD Rate Advance, such CD Rate Advance for a subsequent Interest Period or Rental Period; or

      provided in each such case, the CD Rate Funding Condition remains satisfied at all times during such Interest Period and Rent Period.

      (B) Timing of Notice. Each CD Rate Conversion/Continuation Request shall be submitted to and received by Bank prior to 12:00 noon (Portland, Oregon time) at least one (1) Business Day prior to the Pricing Conversion Date of any outstanding Loan Advance or Lease Advance to be converted into or continued as a CD Rate Advance.

      (C) Contents of Notice. The CD Rate Conversion/Continuation Request shall set forth the following information with respect to the Loan or Lease Advance subject thereto:

          (I) the Pricing Conversion Date, which shall be a Business Day;

          (II) the amount of the Eurodollar Advance, Alternate Base Rate Advance or CD Rate Advance to be converted or continued;

         (III) that such Loan or Lease Advance is to be converted into/continued as a CD Rate Advance; and

         (IV) The applicable Interest Period or Rental Period, which shall be a period equal to the lesser of (I) one month or (II) such shorter period as may commence on the last day of the previous Interest Period or Rental Period and end on the Maturity Date.

        (ii) Automatic Conversion—CD Rollover. If the Bank does not receive a timely CD Conversion/Continuation Request under Section 3.4(f)(i), any outstanding CD Rate Advance shall automatically continue for a subsequent Interest Period equal to one month (or such shorter period as may commence on the last day of the previous Interest Period or Rental Period and end on the Maturity Date), without notice to the Bank, effective on the last day of the applicable Interest Period or Rental Period provided that the CD Rate Funding Condition remains satisfied at such time."

    SECTION 2.2  CD Rate-based Interest Rates.

      (a) The following sentence is hereby added after the first sentence of Section 3.6(a) of the Participation Agreement:

      "Subject to Section 3.6(b), each CD Rate Advance shall bear interest on the outstanding principal amount thereof from the date such CD Rate Advance is made until the date such Loan Advance becomes due (or, if earlier, the date such Loan Advance is repaid) at a rate per annum equal to the CD Rate applicable thereto, as designated in accordance with Section 3.4(f) hereof, plus the Applicable Margin. Any additional interest or other amounts required to be paid under the terms of the promissory note evidencing such loan shall be payable as provided therein."

      (b) Notwithstanding anything to the contrary contained in the Investment Collateral Security Agreement or any other Operative Documents, any certificate of deposit issued by Bank and pledged to Bank as required in order to satisfy the CD Rate Funding Condition with respect to any CD Rate Advance shall bear such rate of interest (if any) as may be agreed upon by Bank and Lessee at the time such certificate of deposit is pledged.

    SECTION 2.3.  Illegality.  The following paragraph is hereby added at the end of Section 13.9 of the Participation Agreement:

      If the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for the Bank to purchase, maintain or fund Loan or Lease Advances in any CD Rate Advance and the Bank shall so notify the Lessee, whereupon until the circumstances giving rise to such suspension no longer exist, the obligation of the Bank to fund, convert or continue any Loan Advance or Lease Advance to such CD Rate Advance shall be suspended. Before giving any notice pursuant to this Section, the Bank shall, if practicable, with the consent of the Lessee (which consent shall not unreasonably be withheld), designate a different funding office (if one exists) if such designation will avoid the need for giving such notice and will not, in the judgment of the Bank, adversely affect the Bank. If such notice is given (i) the Lessee shall be entitled upon its request to a reasonable explanation of the factors underlying such notice and (ii) each CD Rate Advance then outstanding shall begin to bear interest or Basic Rent at the Alternate Base Rate either (a) on the last day of the then current Interest or Rental Period applicable to such Loan or Lease Advance if the Bank may lawfully continue to maintain and fund such to such day or (b) immediately if the Bank shall determine that it may not lawfully continue to maintain and fund such Eurodollar Advance to such day.

    SECTION 2.4.  Increased Cost and Reduced Return.  The following subsections (d), (e) and (f) are hereby added to Section 13.10 of the Participation Agreement:

      "(d) In the event that any applicable law, rule or regulation, any interpretation or application thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency in each case whether now or hereafter in effect:

           (i) does or shall subject the Bank to any additional tax of any kind whatsoever with respect to any CD Rate Advance, or change the basis or the applicable rate of taxation of payments due under the Operative Documents to the Bank or any other amount payable hereunder on account of any CD Rate Advance (except for the imposition of or change in any tax on or measured by the overall net income of the Bank (other than any such tax imposed by means of withholding) or otherwise excluded from the tax indemnification in Section 13.5);

          (ii) does or shall impose, modify or hold applicable any reserve, special deposit, insurance assessment, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of the Bank on account of any CD Rate Advance (including, without limitation, if the Pledged Collateral which has been pledged to the Bank for the purpose of satisfying the CD Rate Funding Condition is deemed a "transaction account" under Regulation "D" of the Board of Governors of the Federal Reserve System); or

          (iii) does or shall impose on the Bank any other condition with respect to any CD Rate Advances,

  and the result of any of the foregoing is to increase the cost to the Bank of making, funding or maintaining any CD Rate Advance or to reduce any amount receivable hereunder with respect thereto, then in any such case, the Lessee shall promptly pay the Bank, upon its demand, any additional amounts necessary to compensate the Bank for such increased cost or reduced amount receivable which the Bank deems to be material.

      (e) If the Bank shall have determined that any applicable law, rule or regulation regarding capital adequacy, any interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency in each case whether now or hereafter in effect, has or would have the effect of reducing the rate of return on capital of the Bank (or any entity directly or indirectly controlling the Bank) as a consequence of the Bank's obligations under the Operative Documents on account of any CD Rate Advance to a level below that which the Bank (or any entity directly or indirectly controlling the Bank) could have achieved but for such law, rule, regulation, interpretation, administration, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within fifteen (15) days after demand by the Bank, the Lessee shall pay to the Bank such additional amount or amounts as will compensate the Bank (or its parent) for such reduction.

      (f)  The Bank will promptly notify the Lessee of any event of which it has knowledge which will entitle the Bank to compensation pursuant to subsection (d) and (e) of this Section and will, if practicable, with the consent of the Lessee (which consent shall not unreasonably be withheld), designate a different funding office or take any other reasonable action if such designation or action will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of the Bank, be otherwise disadvantageous to the Bank. A certificate of the Bank claiming compensation under this Section and setting forth in reasonable detail its computation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods. This Section shall survive the termination of this Participation Agreement and payment of the outstanding Loan Advances."

SECTION 3.  CONDITIONS PRECEDENT TO AMENDMENT

    SECTION 3.1.  Conditions Precedent.  The effectiveness of this First Amendment is subject to satisfaction or waiver of the following conditions precedent:

      (a) Operative Documents. Each of the Operative Documents shall be in full force and effect. No Loan Default, Loan Event of Default, Lease Default or Lease Event of Default shall exist thereunder (both before and after giving effect to the transactions contemplated by this First Amendment).

      (b) Requirements of Law. In the reasonable opinion of the Bank, or its counsel, the transactions contemplated by this First Amendment do not and will not violate any Requirements of Law.

      (c) The Lessee's Resolutions and Incumbency Certificate, etc. The Bank shall have received, in form and substance satisfactory to Bank, (i) a certificate of the Secretary or an Assistant Secretary of the Lessee attaching and certifying as to (A) the resolutions of the Board of Directors duly authorizing this First Amendment and (B) the incumbency and signature of persons authorized to execute and deliver this First Amendment on its behalf.

      (d) Wolverine's Resolutions and Incumbency Certificate, etc. The Bank shall have received, in form and substance satisfactory to Bank, (i) a certificate of the Secretary or an Assistant Secretary of Wolverine attaching and certifying as to (A) the resolutions of the Board of Directors duly authorizing the execution, delivery and performance by Wolverine of this First Amendment, and (B) the incumbency and signature of persons authorized to execute and deliver this First Amendment on its behalf.

      (e) Matisse's Resolutions and Incumbency Certificate, etc. The Bank shall have received, in form and substance satisfactory to Bank, a certificate of the Secretary or an Assistant Secretary of Matisse attaching and certifying as to (A) the resolutions of the Board of Directors duly authorizing the execution, delivery and performance by Matisse of this First Amendment and (B) the incumbency and signature of persons authorized to execute and deliver on its behalf the Operative Documents to which it is a party.

      (f)  Representations and Warranties. On the date on which this First Amendment is to become effective, the representations and warranties of the Lessee, Wolverine and Matisse contained in the Operative Documents shall be true and correct in all material respects as though made on and as of such date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date. For the foregoing purposes, any representation reflecting the absence of Lessor Liens shall not be violated as a result of any easement granted by Wolverine or Matisse at the request of the Lessee in connection with the construction or operation of the Improvements described in the Participation Agreement or granted according to a supplemental declaration of delegation dated June 30, 1997 and recorded December 11, 1997, or as a result of unpaid real estate taxes for the current year not yet due and payable.

      (g) Title. Title to the Property shall conform to the representations and warranties set forth in Section 8.4(c) of the Participation Agreement. For the foregoing purposes, any representation requiring the absence of Lessor Liens shall not be violated as a result of any easement granted by Wolverine or Matisse at the request of the Lessee in connection with the construction or operation of the Improvements described in the Participation Agreement or granted according to a supplemental declaration of delegation dated June 30, 1997 and recorded December 11, 1997, or as a result of unpaid real estate taxes for the current year not yet due and payable.

SECTION 4.
REPRESENTATIONS

    SECTION 4.1.  Representations of Wolverine.  Wolverine represents and warrants to the Bank and the Lessee that all of its representations and warranties in the Operative Documents are true and correct in all material respects as though made on and as of the date hereof, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date. For the foregoing purposes, any representation concerning Lessor Liens shall not be violated as a result of any easement granted by Wolverine at the request of the Lessee in connection with the construction or operation of the Improvements described in the Participation Agreement or granted according to a supplemental declaration of delegation dated June 30, 1997 and recorded December 11, 1997, or as a result of unpaid real estate taxes for the current year not yet due and payable. Wolverine has no offset or defense to the payment and performance in full of its obligations under the Operative Documents.

    SECTION 4.2.  Representations of Matisse.  Matisse represents and warrants to the Bank and to the Lessee that all of its representations in the Operative Documents are true and correct in all material respects as though made on and as of the date hereof, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date. For the foregoing purposes, any representation concerning Lessor Liens shall not be violated as a result of any easement granted by Matisse at the request of the Lessee in connection with the construction or operation of the Improvements described in the Participation Agreement or granted according to a supplemental declaration of delegation dated June 30, 1997 and recorded December 11, 1997, or as a result of unpaid real estate taxes for the current year not yet due and payable. Matisse has no offset or defense to the payment and performance in full of its obligations under the Operative Documents.

    SECTION 4.3.  Representations of the Lessee.  The Lessee represents and warrants to the Bank, Wolverine, and Matisse that all of its representations in the Operative Documents are true and correct in all material respects as though made on and as of the date hereof, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date. Lessee has no offset or defense to the payment and performance in full of its obligations under the Operative Documents.

SECTION 5
MISCELLANEOUS

    SECTION 5.1.  Counterparts.  This First Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

    SECTION 5.2.  Effective Date.  The effective date of the amendments provided for herein shall occur on the date on which all the conditions precedent thereto set forth in Section 3.1 hereof shall have been satisfied or waived by the applicable parties as set forth therein.

    SECTION 5.3.  No Other Amendment.  Each and every and all and singular of the terms, conditions and covenants contained in the Operative Documents shall remain in full force and effect except as specifically amended herein, and no present or future rights, remedies, benefits or powers belonging or accruing to Bank, arising out of the Operative Documents shall be affected, prejudiced, limited or restricted hereby. The parties thereto hereby jointly affirm and agree that the Wolverine/Matisse Deed of Trust, Investment Collateral Security Agreement, Lease and all other Operative Documents providing for the grant of a lien or security interest in any property secure the full performance of each and every obligation stated therein to be secured thereby, as the same may be modified by this First Amendment, and continue to be effective as, and to constitute, a first and prior lien and charge on the property encumbered thereby to the full extent of all obligations secured thereby, as the same may be modified by this First Amendment.

    SECTION 5.4.  Notice Address.  Schedule 2 to the Participation Agreement is hereby amended to delete the previous notice addresses of Wolverine and Matisse and to substitute such addresses as follows:

Wolverine:	Wolverine Leasing Corp.
15601 Dallas Parkway, Suite 400 Addison, TX 75001 Attention: Kristin S. Markham Phone: 972-361-5000 Fax: 972-361-5906
Matisse:	Matisse Holding Company
15601 Dallas Parkway, Suite 400 Addison, TX 75001 Attention: Kristin S. Markham Phone: 972-361-5000 Fax: 972-361-5906

    IN WITNESS WHEREOF, the undersigned have executed this First Amendment as of the day and year first hereinabove written.

MATISSE	MATISSE HOLDING COMPANY, a Texas corporation
	By:	/s/ Kristin Markham
	Name:	Kristin Markham
	Its:	Vice President
LESSEE	TRIQUINT SEMICONDUCTOR, INC., a Delaware corporation
	By:	/s/ Steven J. Sharp
	Name:	Steven J. Sharp
	Its:	President and CEO
WOLVERINE	WOLVERINE LEASING CORP., a Texas corporation
	By:	/s/ Kristin Markham
	Name:	Kristin Markham
	Its:	Vice President
BANK	U.S. BANK NATIONAL ASSOCIATION
	By:	/s/ Ross Beaton
	Name:	Ross Beaton
	Its:	Vice President

Exhibit A
CD RATE CONVERSION/CONTINUATION REQUEST
      , 2000

United States National Bank of Oregon
111 S.W. Fifth Avenue, Suite 400
Portland, Oregon 97204

Matisse Holding Company
15601 Dallas Parkway
Suite 400
Addison, Texas 75001

Wolverine Leasing Corp.
15601 Dallas Parkway
Suite 400
Addison, Texas 75001

Re: Participation Agreement, dated as of May 17, 1996 (as amended by the First Amendment thereto, dated as of November 1, 2000, and as further amended, modified, supplemented, restated or renewed from time to time, the "Participation Agreement"), among UNITED STATES NATIONAL BANK OF OREGON, a national banking association ("Bank"), TRIQUINT SEMICONDUCTOR, INC., a Delaware corporation ("TriQuint"), WOLVERINE LEASING CORP., a Texas corporation ("Wolverine"), and MATISSE HOLDING COMPANY, a Texas corporation ("Matisse").

Ladies and Gentlemen:

    Any capitalized term used in this CD Rate Conversion/Continuation Request without definition has the meanings specified in the above referenced Participation Agreement.

    Pursuant to Section 3.4(f) of the Participation Agreement, TriQuint hereby elects to convert or continue the Lease Advance described in the attached Schedule 1 (the "Requested Lease Advance"). In connection therewith, TriQuint and the undersigned Responsible Officer of TriQuint hereby certify to the Bank and Wolverine that:

        (1)  Maximum Lease Advances.  The sum of all Lease Advances shall not, after giving effect to the conversion/continuation of the Requested Lease Advance, exceed Forty-Five Million and No/100 Dollars ($45,000,000.00), as more fully described on Schedule 1;

        (2)  Representations and Warranties.  All representations and warranties of TriQuint contained in or made pursuant to the Operative Documents, including those contained in Section 8 of the Participation Agreement, are true and correct as of the date hereof and shall be true and correct on the Pricing Conversion Date, both before and after giving effect to the conversion/continuation of the Requested Lease Advance and as if made on such dates; provided, that, for the foregoing purposes, any representation requiring the absence of Lessor Liens shall not be violated as a result of any easement granted by Wolverine or Matisse at the request of the Lessee in connection with the construction or operation of the Improvements described in the Participation Agreement or granted according to a supplemental declaration of delegation dated June 30, 1997 and recorded December 11, 1997, or as a result of unpaid real estate taxes for the current year not yet due and payable.

        (3)  No Default/Event of Default.  No Lease Default or Lease Event of Default exists as of the date hereof or will result from the conversion/continuation of the Requested Lease Advance;

        (4)  CD Rate Funding Condition.  The CD Rate Funding Condition as defined in the Participation Agreement is satisfied with respect to the Lease Advance to be continued or converted pursuant hereto; and

        (5)  No Material Adverse Effect.  As of the date hereof, no material adverse change in TriQuint's capital structure, ownership or consolidated assets, liabilities, results of operations, or financial condition from that set forth or contemplated in the financial statements of TriQuint dated [December 31,  ], has occurred, nor has there been since such date any change in the senior management of TriQuint.

TRIQUINT TRIQUINT SEMICONDUCTOR, INC., a Delaware corporation
By:
Name:
Its:

Schedule 1
to CD Rate Conversion/Continuation Request

LEASE ADVANCE TO BE CONVERTED OR CONTINUED

    A.  All conversions and continuations must be of a Lease Advance, or portion thereof, in a principal amount of $500,000 or in excess thereof.

    B.  Conversions/continuations to a CD Rate Advance are not permitted if the designated Interest Period terminates after the Maturity Date.

  (1)
  Conversion of the following Eurodollar Advance or Alternate Base Rate Advance into a CD Rate Advance:

Amount:	$
Requested Pricing Conversion Date (which must be a Business Day at least one (1) Business Day after date of notice):
Last day of current Interest Period:
  (2)
  Continuation of the following CD Rate Advance for a subsequent Interest Period:

Amount:	$
Requested Pricing Conversion Date (which must be the last date of the current Interest Period and which must be a Business Day at least one (1) Business Day after date of notice):
Requested Interest Period (not more than one month—See Section 3.4(f)(i)(C)(IV) of the Participation Agreement):

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Exhibit 10.16.1